Exhibit 99.1

OUTFRONT MEDIA REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Fourth quarter Revenues of $464.5 million

Operating Income of $105.2 million

Net Income attributable to OUTFRONT Media Inc. of $71.1 million, $0.41 earnings per diluted share

Adjusted OIBDA of $151.1 million

AFFO attributable to OUTFRONT Media Inc. of $111.0 million

Quarterly dividend of $0.30 per share, payable March 31, 2022

NEW YORK, February 23, 2022 – OUTFRONT Media Inc. (NYSE: OUT) today reported results for the quarter and full year ended December 31, 2021.

“Both billboard and transit significantly exceeded our expectations in the fourth quarter, driving total revenues up 38% with strength coming from virtually all geographies and verticals.” said Jeremy Male, Chairman and Chief Executive Officer of OUTFRONT Media. “2021 has been a year of recovery, we are pleased to report fourth quarter OIBDA and AFFO results that exceed 2019 levels. Further, given our confidence in the continued strength of the business in 2022, we are raising our quarterly dividend to $0.30 per share.”

	Three Months Ended December 31,		Twelve Months Ended December 31,
$ in Millions, except per share amounts	2021	2020	2021	2020
Revenues	$464.5	$335.8	$1,463.9	$1,236.3
Organic Revenues	464.5	336.7	1,463.9	1,214.5
Operating Income	105.2	39.5	168.3	72.5
Adjusted OIBDA	151.1	83.0	340.3	233.3
Net Income (loss) before allocation to non-controlling interests	71.5	4.8	36.4	(60.2)
Net Income (loss)[1]	71.1	4.3	35.6	(61.0)
Earnings (loss) per share[1,2,3]	$0.41	($0.02)	$0.05	($0.56)
Funds From Operations (FFO)[1]	111.2	43.2	195.1	82.6
Adjusted FFO (AFFO)[1]	111.0	49.9	205.1	96.3
Shares Outstanding[3]	171.8	144.5	146.1	144.3
Notes: See exhibits for reconciliations of non-GAAP financial measures; 1) References to "Net Income (loss)", "Earnings (loss) per share", “FFO” and “AFFO” mean "Net Income (loss) attributable to OUTFRONT Media Inc.", "Earnings (loss) attributable to OUTFRONT Media Inc. per share", “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively; 2) Per share for diluted earnings per share; 3) Diluted weighted average shares outstanding.

Fourth Quarter 2021 Results

Consolidated
Reported revenues of $464.5 million increased $128.7 million, or 38.3%, for the fourth quarter of 2021 as compared to the same prior-year period. Organic revenues of $464.5 million increased $127.8 million, or 38.0%.

Reported billboard revenues of $354.0 million increased $74.7 million, or 26.7%, due to higher average revenue per display (yield) compared to the same prior-year period, which was affected by the impact of the ongoing novel coronavirus (“COVID-19”) pandemic on overall demand for our services. Organic billboard revenues of $354.0 million increased $74.0 million, or 26.4%.

Reported transit and other revenues of $110.5 million increased $54.0 million, or 95.6%, due primarily to an increase in yield compared to the same prior-year period, which was affected by the impact of the COVID-19 pandemic on overall demand for our services. Organic transit and other revenues of $110.5 million increased $53.8 million, or 94.9%.

Total Operating expenses of $217.0 million increased $40.8 million, or 23.2%, due primarily to higher transit franchise expense and variable costs associated with higher billboard revenues. The increase in transit franchise expense was a result of higher variable expenses related to increased revenue.

Selling, General and Administrative expenses (“SG&A”) of $104.3 million increased $21.2 million, or 25.5%, due primarily to higher compensation-related costs and higher professional fees.

Adjusted OIBDA of $151.1 million increased $68.1 million, or 82.0%.

Segment Results

U.S. Media
Reported and organic revenues of $438.6 million increased $123.7 million, or 39.3%, due to higher average revenue per display (yield) compared to the same prior-year period, which was affected by the impact of the COVID-19 pandemic. Billboard revenues increased 27.0% and Transit and other revenues increased 101.1% for the same reason.

Operating expenses increased $39.6 million, or 24.2%, due primarily to higher transit franchise expense and variable costs associated with higher billboard revenues. The increase in transit franchise expense was driven primarily by higher transit franchise expenses paid to the MTA.

SG&A expenses increased $14.4 million, or 24.2%, due primarily to higher compensation-related costs and higher professional fees.

Adjusted OIBDA of $161.3 million increased $69.7 million, or 76.1%.

Other
Reported revenues of $25.9 million increased $5.0 million, or 23.9%, due to higher average revenue per display (yield) in our Canada business compared to the same prior-year period, which was affected by the impact of the COVID-19 pandemic. Organic revenues increased $4.1 million, or 18.8%.

Operating expenses increased $1.2 million, or 9.7%, due primarily to higher variable costs associated with higher revenues.

SG&A expenses increased $1.5 million, or 31.3%, driven primarily by higher expenses in Canada.

Adjusted OIBDA of $6.0 million increased $2.3 million, or 62.2%.

Corporate
Corporate costs, excluding stock-based compensation and restructuring charges, increased $3.9 million, or 31.7%, to $16.2 million, due primarily to higher compensation-related expenses.

Full Year 2021 Results

Consolidated
Reported revenues of $1,463.9 million increased $227.6 million, or 18.4%, for the year December 31, 2021 as compared to the same prior-year period. Organic revenues of $1,463.9 million increased $249.4 million, or 20.5%.

Reported billboard revenues of $1,182.3 million increased $203.7 million, or 20.8%, due to higher average revenue per display (yield) compared to the same prior-year period, which was affected by the impact of the COVID-19 pandemic. Organic billboard revenues increased 20.4%.

Reported transit and other revenues of $281.6 million increased $23.9 million, or 9.3%, due to higher average revenue per display (yield) compared to the same prior-year period, partially offset by the disposition of our Sports Marketing operating segment. Organic transit and other revenues increased $49.0 million, or 21.1%.

Total Operating expenses of $784.0 million increased $73.2 million, or 10.3%, due primarily to higher transit franchise expense and variable costs associated with higher billboard revenues, partially offset by the disposition of the Sports Marketing operating segment. The increase in transit franchise expense was primarily a result of guaranteed minimum annual payments to the MTA.

SG&A expenses of $368.2 million increased $53.1 million, or 16.9%, primarily due to higher compensation-related costs and professional fees, partially offset by a lower provision for doubtful allowances and the disposition of the Sports Marketing operating segment.

Adjusted OIBDA of $340.3 million increased $107.0 million, or 45.9%.

Segment Results

U.S. Media
Reported and organic revenues of $1,382.0 million increased $233.1 million, or 20.3%, due to higher average revenue per display (yield) compared to the same prior-year period, which was affected by the impact of the COVID-19 pandemic. Billboard revenues increased 20.5% and Transit and other revenues increased 19.6%.

Operating expenses increased $85.8 million, or 13.3%, due primarily to higher transit franchise expense and variable costs associated with higher billboard revenues. The increase in transit franchise expense was driven primarily by higher transit franchise expenses paid to the MTA.

SG&A expenses increased $33.3 million, or 14.3%, due primarily to higher compensation-related costs and professional fees, partially offset by a lower provision for doubtful accounts.

Adjusted OIBDA of $382.9 million increased $114.0 million, or 42.4%.

Other
Reported revenues of $81.9 million decreased $5.5 million, or 6.3%, due primarily to the disposition of our Sports Marketing operating segment, partially offset by higher average revenue per display (yield) in our Canada business. Organic revenues increased $16.3 million, or 24.8%.

Operating expenses decreased $12.6 million, or 19.9%, driven by the disposition of our Sports Marketing operating segment, partially offset by increases in variable costs associated with higher revenues in our Canada business.

SG&A expenses decreased $2.9 million, or 12.3%, driven primarily by the disposition of our Sports Marketing segment, partially offset by higher expenses in Canada.

Adjusted OIBDA of $10.4 million increased $10.0 million from $0.4 million in 2020.

Corporate
Corporate costs, excluding stock-based compensation and restructuring charges, increased $17.0 million, or 47.2%, primarily due to higher compensation-related expenses.

Interest Expense
Net Interest expense in the fourth quarter of 2021 was $31.9 million, including amortization of deferred financing costs of $1.6 million, as compared to $33.8 million in the same prior-year period, including amortization of deferred financing costs of $1.8 million. The decrease was due primarily to lower rates compared to the same prior-year period. The weighted average cost of debt at December 31, 2021 was 4.3% compared to 4.5% in the prior-year period.

Income Taxes
The income tax provision was $2.6 million in the fourth quarter of 2021 as compared to $0.8 million in the same prior-year period.  Cash paid for income taxes in the year ended December 31, 2021 was $1.7 million.

Net Income Attributable to OUTFRONT Media Inc.
Net income attributable to OUTFRONT Media Inc. was $71.1 million in the fourth quarter of 2021 as compared to $4.3 million in the same prior-year period. Diluted weighted average shares outstanding were 171.8 million for the fourth quarter of 2021 and 144.5 million for the same prior-year period. Net income attributable to OUTFRONT Media Inc. per common share for diluted earnings per weighted average share was $0.41 for the fourth quarter of 2021 as compared to Net loss attributable to OUTFRONT Media Inc. per common share for diluted earnings per weighted average share of $0.02 in the same prior-year period.

FFO & AFFO
FFO attributable to OUTFRONT Media Inc. was $111.2 million in the fourth quarter of 2021, an increase of $68.0 million, or 157.4%, from the same prior-year period, driven primarily by higher net income. AFFO attributable to OUTFRONT Media Inc. was $111.0 million in the fourth quarter of 2021, an increase of $61.1 million, or 122.4%, from the same prior-year period due primarily to higher net income.

Cash Flow & Capital Expenditures
Net cash flow provided by operating activities of $98.8 million for the year ended December 31, 2021 decreased $31.8 million, or 24.3%, compared to $130.6 million during the same prior-year period, principally due to an increase in accounts receivables and prepaid MTA equipment deployment costs, partially offset by an increase in accrued expenses, a decrease in prepaid expenses, and net income in 2021 compared to a net loss in 2020. Total capital expenditures decreased 37.9% to $73.8 million for the year ended December 31, 2021.

Dividends
In the year ended December 31, 2021, we paid cash dividends of $57.5 million, including $29.4 million on our common stock, $0.1 million on our Class A equity interests of a subsidiary that controls our Canadian business, and $28.0 million on our Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”).

Balance Sheet and Liquidity
As of December 31, 2021, our liquidity position included unrestricted cash of $424.8 million and $495.9 million of availability under our $500.0 million revolving credit facility, net of $4.1 million of issued letters of credit against the letter of credit facility sublimit under the revolving credit facility.  During the three months ended December 31, 2021, no shares of our common stock were sold under our at-the-market equity offering program, of which $232.5 million remains available. As of December 31, 2021, the maximum number of shares of our common stock that could be required to be issued on conversion of the outstanding shares of the Series A Preferred Stock was 25.0 million shares. Total indebtedness as of December 31, 2021 was $2.7 billion, excluding $27.6 million of deferred financing costs, and includes a $600.0 million term loan and $2.1 billion of senior unsecured notes, net of discount.

COVID-19 Pandemic
The COVID-19 pandemic and the related preventative measures taken to help curb the spread, including shutdowns and slowdowns of, and restrictions on, businesses, public gatherings, social interactions and travel (including reductions in foot traffic, roadway traffic, commuting, transit ridership and overall target audiences) throughout the markets in which we do business have had, and may continue to have, a significant impact on the global economy and our business. Though we remain able to continue to sell and service our displays, governmental restrictions have eased in most of our markets and most of our markets have commenced their economic recoveries, our billboard and transit businesses in many of the top DMAs, such as New York and Los Angeles, are still experiencing the significant impacts of the COVID-19 pandemic. In 2022, the COVID-19 pandemic may, among other things, (i) reduce or curtail our customers’ advertising expenditures and overall demand for our services through purchase cancellations or otherwise; (ii) increase the volatility of our customers’ advertising expenditure patterns from period-to-period through short-notice purchases, purchase deferrals or otherwise; and (iii) delay the collection of certain earned advertising revenues from our customers, all of which could have a material adverse effect on our business, financial condition and results of operation in 2022.

As a result of the impact of the COVID-19 pandemic on our business and results of operations, we expect our key performance indicators and total revenues to incrementally improve in 2022 as compared to 2021, but some key performance indicators will continue to be materially lower in 2022 than pre-COVID-19 pandemic levels. We expect total revenues in 2022 to approach or potentially surpass pre-COVID-19 pandemic levels based on our current expectation of strong performance in total billboard revenues in our U.S. Media segment, which exceeded pre-COVID-19 pandemic levels during the second half of 2021. We expect total transit and other revenues in our U.S. Media segment to incrementally improve in 2022, but still remain materially below pre-

COVID-19 pandemic levels. We also expect Adjusted OIBDA to incrementally improve in 2022, driven by improvements in our transit and other business, but still remain below pre-COVID-19 pandemic levels. We expect total expenses to increase in 2022 as compared to 2021, and exceed pre-COVID-19 pandemic levels. In particular, we expect billboard property lease expenses, such as rental expenses, and posting, maintenance and other expenses, as a percentage of revenues, to be consistent with pre-COVID-19 pandemic levels. We expect transit franchise expenses, such as transit franchise payments, as a percentage of revenues, to decrease in 2022 as compared to 2021, but be higher in 2022 than pre-COVID-19 pandemic levels, primarily due to the guaranteed minimum annual payment amounts owed to the MTA and other transit franchise partners as total transit and other revenues incrementally improve in the future. In 2022, we will continue to focus on managing costs and expenses to offset any decreases in revenues in 2022 as compared to pre-COVID-19 pandemic levels, including engaging in constructive conversations with our transit franchise partners to mitigate any increases in transit franchise expenses, as a percentage of revenues. Results for the year ended December 31, 2021, are not indicative of the results that may be expected for the fiscal year ending December 31, 2022.

There remains uncertainty around the severity and duration of the COVID-19 pandemic and the measures taken, or may be taken, in response to the COVID-19 pandemic, which will depend on numerous factors, including, among others, the emergence of new cases of COVID-19 and its variants, hospitalization and mortality rates, and the availability and distribution of safe and effective treatments and vaccines. Accordingly, we cannot reasonably estimate the full impact of the COVID-19 pandemic on our business, financial condition and results of operations at this time, which may be material.

Conference Call
We will host a conference call to discuss the results on February 23, 2022 at 4:30 p.m. Eastern Time. The conference call numbers are 888-458-4121 (U.S. callers) and 929-477-0324 (International callers) and the passcode for both is 4231759. Live and replay versions of the conference call will be webcast in the Investor Relations section of our website, www.outfrontmedia.com.

Supplemental Materials
In addition to this press release, we have provided a supplemental investor presentation which can be viewed on our website, www.outfrontmedia.com.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its technology platform, OUTFRONT will fundamentally change the ways advertisers engage audiences on-the-go.

Contacts:

Investors	Media
Stephan Bisson	Courtney Richards
Investor Relations	PR & Events Specialist
(212) 297-6573	(646) 876-9404
stephan.bisson@outfront.com	courtney.richards@outfront.com

Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this document, this document and the accompanying tables include non-GAAP financial measures as described below. We calculate organic revenues as reported revenues excluding revenues associated with a disposition and the impact of foreign currency exchange rates (“non-organic revenues”). We provide organic revenues to understand the underlying growth rate of revenue excluding the impact of non-organic revenue items. Our management believes organic revenues are useful to users of our financial data because it enables them to better understand the level of growth of our business period to period. We calculate and define "Adjusted OIBDA" as operating income (loss) before depreciation, amortization, net (gain) loss on dispositions, stock-based compensation, restructuring charges and an impairment charge. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier for users of our financial data to compare our results with other companies that have different financing and capital structures or tax rates. When used herein, references to “FFO” and “AFFO” mean “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively. We calculate FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income (loss) attributable to OUTFRONT Media Inc. adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets, amortization of direct lease acquisition costs and the same adjustments for our equity-based investments and non-controlling interests, as well as the related income tax effect of adjustments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes restructuring charges and losses on extinguishment of debt, as well as certain non-cash items, including non-real estate depreciation and amortization, a gain on disposition of non-real estate assets, an impairment charge on non-real estate assets, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent, amortization of deferred financing costs and the same adjustments for our non-controlling interests, as well as the non-cash portion of income taxes and the related income tax effect of adjustments, as applicable. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other real estate investment trusts ("REITs"). Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. Since organic revenues, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, revenues, operating income (loss) and net income (loss) attributable to OUTFRONT Media Inc., the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Exhibits 4-6 of this release for a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Statement Regarding Forward-Looking Statements
We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates,” “forecast” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations, including but not limited to the impact of the COVID-19 pandemic on our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions, including declines caused by the COVID-19 pandemic; the severity and duration of the COVID-19 pandemic and any other pandemics, and the impact on our business, financial condition and results of operations; competition; government regulation; our ability to implement our digital display platform and deploy digital advertising displays to our transit franchise partners, including interruptions and reductions in demand caused by the impact of the COVID-19 pandemic; losses and costs resulting from recalls and product liability, warranty and intellectual property claims; our ability to obtain and renew key municipal contracts on favorable terms; taxes, fees and registration requirements; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; dependence on our management team and other key employees; diverse risks in our Canadian business; experiencing a cybersecurity incident; changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies; asset impairment charges for our long-lived assets and goodwill; environmental, health and safety laws and regulations; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; cash available for distributions; hedging transactions; the ability of our board of directors to cause us to issue additional shares of stock without common stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; our failure to remain qualified to be taxed as a REIT; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; REIT ownership limits; complying with REIT requirements may limit our ability to hedge effectively; failure to meet the REIT income tests as a result of receiving non-qualifying income; the Internal Revenue Service may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; establishing operating partnerships as part of our REIT structure; and other factors described in our filings with the Securities and Exchange Commission (the "SEC"), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021, and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 6, 2021. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

EXHIBITS

Exhibit 1: CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) See Notes on Page 16

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share amounts)	2021	2020	2021	2020
Revenues:
Billboard	$354.0	$279.3	$1,182.3	$978.6
Transit and other	110.5	56.5	281.6	257.7
Total revenues	464.5	335.8	1,463.9	1,236.3
Expenses:
Operating	217.0	176.2	784.0	710.8
Selling, general and administrative	104.3	83.1	368.2	315.1
Restructuring charges	—	0.5	—	5.8
Net gain on dispositions	(0.9)	(0.4)	(4.5)	(13.7)
Impairment charge	2.5	—	2.5	—
Depreciation	19.8	21.3	79.4	84.5
Amortization	16.6	15.6	66.0	61.3
Total expenses	359.3	296.3	1,295.6	1,163.8
Operating income	105.2	39.5	168.3	72.5
Interest expense, net	(31.9)	(33.8)	(130.4)	(131.1)
Loss on extinguishment of debt	—	—	(6.3)	—
Other income, net	—	—	—	0.1
Income (loss) before benefit (provision) for income taxes and equity in earnings of investee companies	73.3	5.7	31.6	(58.5)
Benefit (provision) for income taxes	(2.6)	(0.8)	3.4	(1.1)
Equity in earnings of investee companies, net of tax	0.8	(0.1)	1.4	(0.6)
Net income (loss) before allocation to non-controlling interests	71.5	4.8	36.4	(60.2)
Net income attributable to non-controlling interests	0.4	0.5	0.8	0.8
Net income (loss) attributable to OUTFRONT Media Inc.	$71.1	$4.3	$35.6	$(61.0)

Net income (loss) attributable to OUTFRONT Media Inc. per common share:
Basic	$0.44	$(0.02)	$0.05	$(0.56)
Diluted	$0.41	$(0.02)	$0.05	$(0.56)

Weighted average shares outstanding:
Basic	145.6	144.5	145.4	144.3
Diluted	171.8	144.5	146.1	144.3

Exhibit 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) See Notes on Page 16

	As of
(in millions)	December 31, 2021	December 31, 2020
Assets:
Current assets:
Cash and cash equivalents	$424.8	$710.4
Restricted cash	—	1.6
Receivables, less allowances of $18.5 in 2021 and $26.3 in 2020	310.5	209.2
Prepaid lease and franchise costs	12.5	5.4
Other prepaid expenses	17.8	14.4
Other current assets	11.7	33.7
Total current assets	777.3	974.7
Property and equipment, net	647.9	634.2
Goodwill	2,077.8	2,077.8
Intangible assets	614.9	547.5
Operating lease assets	1,485.5	1,421.3
Prepaid MTA equipment deployment costs	279.8	204.6
Other assets	41.5	36.8
Total assets	$5,924.7	$5,896.9

Liabilities:
Current liabilities:
Accounts payable	$64.9	$64.9
Accrued compensation	74.5	35.0
Accrued interest	30.7	24.5
Accrued lease and franchise costs	60.1	65.8
Other accrued expenses	40.3	38.0
Deferred revenues	30.9	29.5
Short-term operating lease liabilities	187.5	176.5
Short-term debt	—	80.0
Other current liabilities	18.8	20.7
Total current liabilities	507.7	534.9
Long-term debt, net	2,620.6	2,620.8
Deferred income tax liabilities, net	17.2	14.6
Asset retirement obligation	36.4	35.9
Operating lease liabilities	1,308.4	1,252.0
Other liabilities	43.9	55.0
Total liabilities	4,534.2	4,513.2

Preferred stock (2021 - 50.0 shares authorized, and 0.4 shares of Series A Preferred Stock issued and outstanding; 2020 - 50.0 shares authorized, and 0.4 shares of Series A Preferred Stock issued and outstanding)	383.4	383.4

Commitments and contingencies

Stockholders’ equity:
Common stock 2021 - 450.0 shares authorized, and 145.6 shares issued and outstanding; 2020 - 450.0 shares authorized, and 144.5 shares issued or outstanding)	1.5	1.4
Additional paid-in capital	2,119.0	2,090.8
Distribution in excess of earnings	(1,122.0)	(1,100.4)
Accumulated other comprehensive loss	(4.4)	(18.0)
Total stockholders’ equity	994.1	973.8
Non-controlling interests	13.0	26.5
Total equity	1,390.5	1,383.7
Total liabilities and equity	$5,924.7	$5,896.9

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) See Notes on Page 16

	Year Ended
	December 31,
(in millions)	2021	2020
Operating activities:
Net income (loss) attributable to OUTFRONT Media Inc.	$35.6	$(61.0)
Adjustments to reconcile net income (loss) to net cash flow provided by operating activities:
Net income attributable to non-controlling interests	0.8	0.8
Depreciation and amortization	145.4	145.8
Deferred tax benefit	(4.7)	(2.8)
Stock-based compensation	28.6	23.8
Provision (recovery) for doubtful accounts	(4.0)	20.1
Accretion expense	2.7	2.6
Net gain on dispositions	(4.5)	(13.7)
Impairment charge	2.5	—
Loss on extinguishment of debt	6.3	—
Equity in earnings of investee companies, net of tax	(1.4)	0.6
Distributions from investee companies	0.7	2.2
Amortization of deferred financing costs and debt discount and premium	7.1	6.6
Change in assets and liabilities, net of investing and financing activities:
(Increase) decrease in receivables	(94.6)	60.8
Increase in prepaid MTA equipment deployment costs	(75.2)	(33.1)
(Increase) decrease in prepaid expenses and other current assets	15.0	(25.5)
Increase (decrease) in accounts payable and accrued expenses	38.9	(12.7)
Increase in operating lease assets and liabilities	0.4	10.7
Increase in deferred revenues	1.4	0.9
Increase (decrease) in income taxes	(0.4)	0.5
Other, net	(1.8)	4.0
Net cash flow provided by operating activities	98.8	130.6

Investing activities:
Capital expenditures	(73.8)	(53.5)
Acquisitions	(136.5)	(18.1)
MTA franchise rights	(16.5)	(23.6)
Proceeds from dispositions	2.8	40.0
Return of investment in investee companies	—	2.0
Net cash flow used for investing activities	(224.0)	(53.2)

Financing activities:
Proceeds from long-term debt borrowings	500.0	895.0
Repayments of long-term debt borrowings	(500.0)	(495.0)
Proceeds from borrowings under short-term debt facilities	—	15.0
Repayments of borrowings under short-term debt facilities	(80.0)	(130.0)
Payments of deferred financing costs	(7.3)	(7.7)
Payments of debt extinguishment charges	(4.7)	—
Proceeds from Series A Preferred Stock issuances	—	383.4
Taxes withheld for stock-based compensation	(9.0)	(12.6)
Dividends	(57.5)	(75.1)
Other	(3.7)	—
Net cash flow provided by (used for) financing activities	(162.2)	573.0

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited) See Notes on Page 16

	Year Ended
	December 31,
(in millions)	2021	2020
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.2	0.7
Net increase (decrease) in cash, cash equivalents and restricted cash	(287.2)	651.1
Cash, cash equivalents and restricted cash at beginning of year	712.0	60.9
Cash, cash equivalents and restricted cash at end of year	$424.8	$712.0

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1.7	$3.4
Cash paid for interest	117.8	127.6

Non-cash investing and financing activities:
Accrued purchases of property and equipment	$3.2	$3.3
Accrued MTA franchise rights	4.5	6.5
Taxes withheld for stock-based compensation	—	0.2

Exhibit 4: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited) See Notes on Page 16

	Three Months Ended December 31, 2021
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$333.4	$20.6	$—	$354.0
Transit and other	105.2	5.3	—	110.5
Total revenues	$438.6	$25.9	$—	$464.5
Organic revenues(a)
Billboard	$333.4	$20.6	$—	$354.0
Transit and other	105.2	5.3	—	110.5
Total organic revenues(a)	$438.6	$25.9	$—	$464.5
Non-organic revenues:
Billboard	$—	$—	$—	$—
Transit and other	—	—	—	—
Total non-organic revenues	$—	$—	$—	$—

Operating income (loss)	$126.3	$3.0	$(24.1)	$105.2
Net gain on dispositions	(0.9)	—	—	(0.9)
Impairment charge	2.5	—	—	2.5
Depreciation and amortization	33.4	3.0	—	36.4
Stock-based compensation	—	—	7.9	7.9
Adjusted OIBDA	$161.3	$6.0	$(16.2)	$151.1

Adjusted OIBDA margin	36.8%	23.2%	*	32.5%

Capital expenditures	$30.0	$2.6	$—	$32.6

	Three Months Ended December 31, 2020
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$262.6	$16.7	$—	$279.3
Transit and other	52.3	4.2	—	56.5
Total revenues	$314.9	$20.9	$—	$335.8
Organic revenues(a)
Billboard	$262.6	$17.4	$—	$280.0
Transit and other	52.3	4.4	—	56.7
Total organic revenues(a)	$314.9	$21.8	$—	$336.7
Non-organic revenues(b):
Billboard	$—	$(0.7)	$—	$(0.7)
Transit and other	—	(0.2)	—	(0.2)
Total non-organic revenues(b)	$—	$(0.9)	$—	$(0.9)

Operating income (loss)	$57.4	$0.9	$(18.8)	$39.5
Restructuring charges	0.5	—	—	0.5
Net gain on dispositions	(0.2)	(0.2)	—	(0.4)
Depreciation and amortization	33.9	3.0	—	36.9
Stock-based compensation	—	—	6.5	6.5
Adjusted OIBDA	$91.6	$3.7	$(12.3)	$83.0

Adjusted OIBDA margin	29.1%	17.7%	*	24.7%

Capital expenditures	$10.5	$1.0	$—	$11.5

	Year Ended December 31, 2021
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$1,116.1	$66.2	$—	$1,182.3
Transit and other	265.9	15.7	—	281.6
Total revenues	$1,382.0	$81.9	$—	$1,463.9
Organic revenues(a)
Billboard	$1,116.1	$66.2	$—	$1,182.3
Transit and other	265.9	15.7	—	281.6
Total organic revenues(a)	$1,382.0	$81.9	$—	$1,463.9
Non-organic revenues:
Billboard	$—	$—	$—	$—
Transit and other	—	—	—	—
Total non-organic revenues	$—	$—	$—	$—

Operating income (loss)	$248.5	$1.4	$(81.6)	$168.3
Net gain on dispositions	(1.5)	(3.0)	—	(4.5)
Impairment charge	2.5	—	—	2.5
Depreciation and amortization	133.4	12.0	—	145.4
Stock-based compensation	—	—	28.6	28.6
Adjusted OIBDA	$382.9	$10.4	$(53.0)	$340.3

Adjusted OIBDA margin	27.7%	12.7%	*	23.2%

Capital expenditures	$69.3	$4.5	$—	$73.8

	Year Ended December 31, 2020
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$926.5	$52.1	$—	$978.6
Transit and other	222.4	35.3	—	257.7
Total revenues	$1,148.9	$87.4	$—	$1,236.3
Organic revenues(a)
Billboard	$926.5	$55.4	$—	$981.9
Transit and other	222.4	10.2	—	232.6
Total organic revenues(a)	$1,148.9	$65.6	$—	$1,214.5
Non-organic revenues(b):
Billboard	$—	$(3.3)	$—	$(3.3)
Transit and other	—	25.1	—	25.1
Total non-organic revenues(b)	$—	$21.8	$—	$21.8

Operating income (loss)	$132.8	$(0.4)	$(59.9)	$72.5
Restructuring charges	3.9	0.9	1.0	5.8
Net gain on dispositions	(1.4)	(12.3)	—	(13.7)
Depreciation and amortization	133.6	12.2	—	145.8
Stock-based compensation	—	—	22.9	22.9
Adjusted OIBDA	268.9	0.4	(36.0)	233.3

Adjusted OIBDA margin	23.4%	0.5%	*	18.9%

Capital expenditures	$50.8	$2.7	$—	$53.5

Exhibit 5: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 16

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Net income (loss) attributable to OUTFRONT Media Inc.	$71.1	$4.3	$35.6	$(61.0)
Depreciation of billboard advertising structures	14.0	15.4	56.0	61.6
Amortization of real estate-related intangible assets	13.1	12.3	50.9	48.8
Amortization of direct lease acquisition costs	13.9	11.5	54.3	38.2
Net gain on disposition of real estate assets	(0.9)	(0.4)	(1.5)	(6.5)
Adjustment related to equity-based investments	0.1	0.1	0.1	0.1
Adjustment related to non-controlling interests	(0.1)	(0.1)	(0.3)	(0.3)
Income tax effect of adjustments(c)	—	0.1	—	1.7
FFO attributable to OUTFRONT Media Inc.	$111.2	$43.2	$195.1	$82.6

FFO attributable to OUTFRONT Media Inc.	$111.2	$43.2	$195.1	$82.6
Non-cash portion of income taxes	2.4	0.5	(5.9)	(5.9)
Cash paid for direct lease acquisition costs	(13.4)	(10.5)	(48.8)	(43.1)
Maintenance capital expenditures	(12.0)	(3.8)	(25.3)	(17.8)
Restructuring charges - severance(d)	—	0.5	—	4.9
Other depreciation	5.8	5.9	23.4	22.9
Other amortization	3.5	3.3	15.1	12.5
Gain on disposition of non-real estate assets(e)	—	—	(3.0)	(7.2)
Impairment charge on non-real estate assets(f)	2.5	—	2.5	—
Stock-based compensation(d)	7.9	6.5	28.6	23.8
Non-cash effect of straight-line rent	0.8	1.6	6.5	11.2
Accretion expense	0.7	0.7	2.7	2.6
Amortization of deferred financing costs	1.6	1.8	7.1	6.6
Loss on extinguishment of debt	—	—	6.3	—
Adjustment related to non-controlling interests	—	—	—	(0.1)
Income tax effect of adjustments(g)	—	0.2	0.8	3.3
AFFO attributable to OUTFRONT Media Inc.	$111.0	$49.9	$205.1	$96.3

Exhibit 6: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 16

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Adjusted OIBDA	$151.1	$83.0	$340.3	$233.3
Interest expense, net, less amortization of deferred financing fees	(30.3)	(32.0)	(123.3)	(124.5)
Cash paid for income taxes	(0.2)	(0.3)	(1.7)	(3.4)
Direct lease acquisition costs	0.5	1.0	5.5	(4.9)
Maintenance capital expenditures	(12.0)	(3.8)	(25.3)	(17.8)
Equity in earnings of investee companies, net of tax	0.8	(0.1)	1.4	(0.6)
Adjustment related to equity-based investments	0.1	0.1	0.1	0.1
Non-cash effect of straight-line rent	0.8	1.6	6.5	11.2
Accretion expense	0.7	0.7	2.7	2.6
Other income, net	—	—	—	0.1
Adjustment related to non-controlling interests	(0.5)	(0.6)	(1.1)	(1.2)
Income tax effect of adjustments (c)(h)	—	0.3	—	1.4
AFFO attributable to OUTFRONT Media Inc.	$111.0	$49.9	$205.1	$96.3

Exhibit 7: OPERATING EXPENSES
(Unaudited) See Notes on Page 16

	Three Months Ended			Year Ended
(in millions, except	December 31,		%	December 31,		%
percentages)	2021	2020	Change	2021	2020	Change
Operating expenses:
Billboard property lease	$108.0	$98.6	9.5%	$404.6	$390.5	3.6%
Transit franchise	52.3	28.2	85.5	183.4	125.8	45.8
Posting, maintenance and other	56.7	49.4	14.8	196.0	194.5	0.8
Total operating expenses	$217.0	$176.2	23.2	$784.0	$710.8	10.3

Exhibit 8: EXPENSES BY SEGMENT
(Unaudited) See Notes on Page 16

	Three Months Ended			Year Ended
(in millions, except	December 31,		%	December 31,		%
percentages)	2021	2020	Change	2021	2020	Change
U.S. Media:
Operating expenses	$203.4	$163.8	24.2%	$733.2	$647.4	13.3%
SG&A expenses	73.9	59.5	24.2	265.9	232.6	14.3

Other:
Operating expenses	13.6	12.4	9.7	50.8	63.4	(19.9)
SG&A expenses	6.3	4.8	31.3	20.7	23.6	(12.3)

NOTES TO EXHIBITS

(a)Organic revenues exclude revenues associated with a disposition and the impact of foreign currency exchange rates (“non-organic revenues”).
(b)In the three months ended December 31, 2020, non-organic revenues exclude the impact of foreign currency exchange rates. In the twelve months ended December 31, 2020, non-organic revenues exclude the impact of the sale of all of our equity interests in certain of our subsidiaries (the “Sports Disposition”), which held all of the assets of our Sports Marketing operating segment and reflect the impact of foreign currency exchange rates.
(c)Income tax effect related to Net gain on disposition of real estate assets.
(d)In 2020, Restructuring charges relate to severance associated with workforce reductions made in response to the COVID-19 pandemic and includes stock-based compensation expenses of $0.9 million.
(e)Gain related to the Sports Disposition.
(f)Impairment charge relates to an other-than-temporary decline in fair value of a cost-method investment.
(g)Income tax effect related to Restructuring charges - severance and Gain on disposition of non-real estate assets.
(h)Income tax effect related to Restructuring charges - severance.

* Calculation not meaningful